Exhibit 99.1



FOR IMMEDIATE RELEASE:

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Nine Months Ended March 31, 2007.

Shreveport, Louisiana - May 2, 2007 - Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association (the "Association"), reported net earnings for the third quarter ended March 31, 2007 of $184,000, or basic earnings per share of $.05, an increase of $43,000, or 30.5%, from the $141,000 in net earnings, reported for the third quarter ended March 31, 2006.

The increase in net earnings for the quarter resulted primarily from a $66,000 increase in non-interest income which was offset by a $22,000, or 30.1%, increase in income tax expense. The increase in non-interest income for the quarter was primarily attributable to the recognition of $67,000 of gains on sales of investments during the quarter. There were no gains on sales of investments during the quarter ended March 31, 2006.

For the nine months ended March 31, 2007, the Company reported net earnings of $516,000, or basic earnings per share of $0.15, an increase of $21,000, or 4.2%, as compared to the $495,000 in net earnings, reported for the nine months ended March 31, 2006. The increase in net earnings was primarily due to a $124,000, or 119.2%, increase in non-interest income. The increase in non-interest income was partially offset by a $47,000 decrease in net interest income, and a $41,000 increase in non-interest expense for the nine months ended March 31, 2007 compared to the prior year period. The increase in non-interest income was primarily attributable to an increase in the amount of gains recognized on the sale of investment securities. For the nine months ended March 31, 2007, the Company recognized gains on the sale of investment securities of $168,000 compared to $52,000 for the nine months ended March 31, 2006. The decrease in net interest income was attributable to an increase in the Company's cost of funds. The increase in non-interest expense was primarily attributable to the recognition by the Company of an aggregate of $97,000 of franchise and ad valorem taxes associated with the equity of the Company and the Association, respectively. These franchise and ad valorem taxes became applicable on January 1, 2006. These increases were partially offset by decreases in legal fees of $33,000, or 39.6%, and advertising expenses of $15,000, or 36.2%, during the nine months ended March 31, 2007 compared to the prior year period.

At March 31, 2007, Home Federal Bancorp, Inc. of Louisiana reported total assets of $122.7 million, an increase of $8.7 million, or 7.7%, compared to total assets of $114.0 million at June 30, 2006. The increase in assets was primarily due to the increase in cash and cash equivalents of $5.4 million, or 110.3%, to $10.4 million at March 31, 2007, compared to $4.9 million at June 30, 2006, as well as a $5.0 million, or 23.8%, increase in loans receivable at March 31, 2007, compared to June 30, 2006. These increases were offset by a decrease in other assets of $1.0 million, or 32.9%, from $3.1 million at June 30, 2006 to $2.1 million at March 31, 2007. Deposits increased $4.7 million, or 6.6%, from $71.3 million at June 30, 2006, to $76.0 million at March 31, 2007. Advances from the Federal Home Loan Bank of Dallas increased $2.0 million, or 14.6%, from $13.4 million at June 30, 2006, to $15.4 million at March 31, 2007.



Shareholders' equity increased $2.0 million to $30.6 million, or 24.9% of total assets, at March 31, 2007 compared to $28.5 million, or 25.0% of total assets, at June 30, 2006. The primary reasons for the increase in shareholders' equity from June 30, 2006, were recognition of $516,000 of net income for the nine months ended March 31, 2007, a change in the Company's accumulated other comprehensive income (loss), increasing from a balance of ($3.1 million) at June 30, 2006 to a balance of ($1.1 million) at March 31, 2007, and a decrease in unearned recognition and retention plan stock of $137,000. These changes were offset by an increase of treasury stock of $509,000, and dividends paid of $253,000 during the nine months ended March 31, 2007.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.


CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145





























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                   Home Federal Bancorp, Inc. of Louisiana
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)
                                                     March 31,       June 30
ASSETS                                                 2007            2006
                                                    -----------     ---------
                                                           (Unaudited)

Cash and cash equivalents                            $ 10,370        $  4,930
Investment securities                                  84,461          85,119
Loans receivable, net                                  25,832          20,866
Other assets                                            2,070           3,085
                                                      -------         -------

     Total assets                                    $122,733        $114,000
                                                      =======         =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $ 76,001        $ 71,279
Advances from the Federal Home Loan Bank of Dallas     15,372          13,417
Other liabilities                                         776             765
                                                      -------         -------

     Total liabilities                                 92,149          85,461

Shareholders' equity                                   30,584          28,539
                                                      -------         -------


     Total liabilities and shareholders' equity      $122,733        $114,000
                                                      =======         =======



                   Home Federal Bancorp, Inc. of Louisiana
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)




                                     Three months ended     Nine months ended
                                          March 31,             March 31,
                                    --------------------   -------------------
                                       2007      2006        2007       2006
                                    --------    --------   --------   --------
                                          (Unaudited)         (Unaudited)

Total interest income                 $1,689    $1,413      $4,899     $4,163
Total interest expense                   897       619       2,531      1,748
                                       -----     -----       -----      -----
 Net interest income                     792       794       2,368      2,415
Provision for loan losses                  -         -           -          -
                                       -----     -----       -----      -----
 Net interest income after provision
   for loan losses                       792       794       2,368      2,415
Non-interest income                       77        11         228        104
Non-interest expense                     590       591       1,815      1,774
                                       -----     -----       -----      -----
 Income before income taxes              279       214         781        745
Income taxes                              95        73         265        250
                                       -----     -----       -----      -----

 NET INCOME                           $  184    $  141      $  516     $  495
                                       =====     =====       =====      =====
 EARNINGS PER SHARE
   Basic                              $  .05    $  .04      $  .15     $  .15
                                       =====     =====       =====      =====
   Diluted                            $  .05    $  .04      $  .15     $  .15
                                       =====     =====       =====      =====




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